CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                             ANAREN MICROWAVE, INC.

                  Under Section 805 of the Business Corporation
                          Law of the State of New York

      The undersigned, Lawrence A. Sala and David M. Ferrara, being the President and Secretary, respectively, of Anaren Microwave, Inc. (the "Corporation"), certify that:

      1. The name of the Corporation is Anaren Microwave, Inc. It was formed under the name of Micronetics, Inc.

      2. The Certificate of Incorporation of the Corporation was filed by the New York Department of State on August 11, 1967.

      3. Paragraph "FOURTH" of the Certificate of Incorporation of the Corporation is amended to change the total number of authorized shares of Common Stock from twelve million (12,000,000) to twenty-five million (25,000,000), all of which shall have a par value of $.01 per share. The par value per share will not change as a result of this Amendment. Prior to this Amendment there were 5,526,292 shares of Common Stock issued and outstanding ($.01 par value per share) and 6,473,708 shares of Common Stock authorized but unissued ($.01 par value per share). Following the Amendment there will be 5,526,292 at a rate of 1:1 shares of Common Stock issued and outstanding ($.01 par value per share) and 19, 473,708 at a rate of 1:3 shares of Common Stock authorized but unissued ($.01 par value per share).

      The stated value and the capital accounts of the Corporation shall not change as a result of this Amendment.

      4. To effect the foregoing, paragraph "FOURTH" of the Certificate of Incorporation of the Corporation is amended to read in its entirety as follows:

      "FOURTH: The number of shares which the Corporation shall have authority to issue shall be twenty-five million (25,000,000) shares, all of which shall be Common Shares having a par value of $.01 per share."

      5. This Amendment was authorized and approved by the Board of Directors followed by the affirmative vote of the holders of over a majority of all outstanding shares entitled to vote thereon at a meeting of the shareholders of the Corporation duly called and held in accordance with the New York Business Corporation Law.


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      IN WITNESS WHEREOF, the undersigned have signed this Certificate of
Amendment of the Certificate of Incorporation this 12th day of February, 1999 and affirm the statements contained herein are true under penalties of perjury.


                                           /s/Lawrence A. Sala
                                           -------------------
                                           Lawrence A. Sala
                                           President and Chief Executive Officer


                                           /s/David M. Ferrara
                                           -------------------
                                           David M. Ferrara
                                           Secretary

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